                                                                    EXHIBIT 3.41
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 NALCO TWO, INC.

     1.   The name of the Corporation is Nalco TWO, Inc.

     2.   The address of the Corporation's registered office in the State of
Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.
The name of its registered agent at such address is The Corporation Trust
Company.

     3.   The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4.   The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value
$.01 per share.

     5.   The name and mailing address of the incorporator is as follows:

               Howard L. Rosenberg
               190 South LaSalle Street
               Chicago, Illinois 60603

     6.   The name and mailing address of each person who is to serve as a director of the Corporation is as follows, each to serve and hold office until the earliest of (a) the first annual meeting of stockholders, (b) his or her successor is elected and qualified or (c) his or her earlier death, resignation, or removal from office:

           Name                          Mailing Address
           ----                          ---------------

           W.E. Buchholz                 Nalco Chemical Company
                                         One Nalco Center
                                         Naperville, Illinois 60563-1198

           J.D. Tinsley                  Nalco Chemical Company
                                         One Nalco Center
                                         Naperville, Illinois 60563-1198

           W.S. Weeber                   Nalco Chemical Company
                                         One Nalco Center
                                         Naperville, Illinois 60563-1198

     7.   The Corporation is to have perpetual existence.

     8.   A director of the Corporation shall have no personal liability to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;
(iii) under Section 174 of the General Corporation Law of Delaware as it may
from time to time be amended or any successor provision thereto; or (iv) for any transaction from which a director derived an improper personal benefit.

     9.   In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, adopt, alter, amend or repeal the by-laws of the Corporation.

     10.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of
Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly, have hereunto set my hand this 9th day of May, 1995.

                                               /s/ Howard L. Rosenberg
                                               ---------------------------------
                                               Howard L. Rosenberg
                                               Sole Incorporator

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